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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-21941, 333-30815, 333-56757, and 333-69055) and
Registration Statements (Form S-8 Nos. 333-85155, 333-58427 and 333-46572) pertaining to the 1994 Stock Plan, 1995 Employee Stock Purchase Plan, 1995 Director Stock Option Plan, 1998 Supplemental Stock Plan, Stock Plan (2000), 2000 Non-officer Employee Stock Option Plan and Non-Plan Options of Connetics Corporation, of our report dated February 2, 2001, with respect to the consolidated financial statements of Connetics Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                /s/ ERNST & YOUNG LLP


Palo Alto, California
March 29, 2001